Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2015, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Catalyst Pharmaceutical Partners, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Catalyst Pharmaceutical Partners, Inc. on Form S-3 as Post-Effective Amendment No. 5 to Form S-1 (File No. 333-180617), Forms S-8 (File No. 333-151367, File No. 333-151369, File No. 333-183329, and File No. 333-198119), and Forms S-3 (File No. 333-170945, File No. 333-190996, and File No, 333-193699).

/s/ Grant Thornton LLP

Miami, Florida

March 13, 2015